Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Investment Trust:

We consent to the use of our reports dated January 15, 1998 for Smith Barney Intermediate Maturity New York Municipals Fund, Smith Barney Intermediate Maturity California Municipals Fund and Smith Barney Large Capitalization Growth Fund of Smith Barney Investment Trust incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and Counsel and Auditors in the Statements of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
March 27, 1998